Exhibit 99.1

Cooper Tire & Rubber Company Reports First Quarter 2017 Results

Consolidated unit volume up 2.9 percent; operating profit of $49 million, or 7.6 percent of sales, reflects volatile raw material cost and product pricing environment

Company reaffirms full year 2017 guidance at high
end of 8 to 10 percent consolidated operating profit margin range

FINDLAY, Ohio, April 27, 2017 – Cooper Tire & Rubber Company (NYSE: CTB) today reported first quarter 2017 net income of $31 million, or diluted earnings per share of $0.57, compared with $59 million, or $1.05 per share, last year.

First Quarter Highlights:

•	Consolidated unit volume increased 2.9 percent compared with a year ago, led by strong growth in the International segment and Latin America.
•	Net sales decreased 1.0 percent to $643 million.
•	Operating profit decreased by $42 million from the prior year to $49 million, or 7.6 percent of net sales, reflecting a volatile raw material cost and product pricing environment.
•	The company’s raw material index increased 26.5 percent from the first quarter of 2016 and its raw material costs increased by $50 million.
•	There was a $5 million negative volume impact on operating profit driven by a unit volume decrease in North America, a region with a typically higher average profit per tire, which was partially offset by unit volume increases in the other regions.
•	The quarter included multiple unusual items that totaled a net benefit of $12 million. This included a benefit from the reversal of preliminary tariffs on truck and bus radial (TBR) tires which were incurred in 2016, which was partially offset by certain direct expenses related to tornado damage at a leased distribution center and the write-off of certain assets related to the company’s global ERP system implementation.
•	Diluted earnings per share were $0.57 compared with $1.05 per share a year ago.
•	$18 million of company stock was repurchased during the quarter at an average price of $37.63 per share.

"As anticipated, the first quarter was impacted by a dramatic increase in raw material costs. For Cooper, which is on the LIFO accounting method in the U.S., increased raw material costs reduced profits by $50 million, which was partially offset by price and mix improvements of $8 million.  In addition, U.S. unit sales volume was down as a result of the timing of price increases and aggressive promotional activity by competitors, as well as overall weaker industry sell-out volumes. We incurred higher manufacturing costs in North America as we managed our inventory levels by reducing production. On the positive side, our U.S. TBR volume was up 32 percent, Latin America region unit volume was up nearly 16 percent, and International segment volume was up 31 percent. Combined, global unit volume increased nearly 3 percent year over year, and we generated a 16.6 percent return on invested capital for the trailing four quarters. We believe Cooper is well positioned as we head into the remainder of 2017,” said Cooper President & Chief Executive Officer Brad Hughes.

"Going into the second quarter, our inventory levels are in good shape and raw material costs have begun to level off.  We expect pricing to continue to adjust to the new raw material cost environment and promotional activity to continue.  Our U.S. unit volume should improve relative to the industry and we anticipate that our March price increases will deliver more benefit with a full quarter's impact.

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Cooper Tire Q1 2017—2

“For the second half of the year, we anticipate that the industry environment will stabilize and that our U.S. unit volume will be in line with the industry, helping Cooper achieve the high end of our 8 to 10 percent operating profit margin range for the full year. We are pleased with the unit volume growth in our International segment and are actively addressing the opportunities we have to improve unit volume in the U.S. With our strong business model, great teams around the world, and our global manufacturing footprint, Cooper remains well positioned to continue to succeed across a wide range of business conditions."

Consolidated Results:

Cooper Tire	Q1 2017 ($M)	Q1 2016 ($M)	Change
Net Sales	$643	$650	(1.0)%
Operating Profit	$49	$91	(46.6)%
Operating Margin	7.6%	14.0%	(6.4) ppts.

Consolidated First Quarter Results:

First quarter net sales were $643 million, a decrease of 1.0 percent compared with $650 million in the first quarter of 2016. First quarter net sales were negatively impacted by $11 million of lower unit volume and $9 million of negative foreign currency impact, partially offset by $13 million of favorable price and mix, primarily due to net price increases related to higher raw material costs. Overall, Cooper’s first quarter unit volume was up 2.9 percent year over year.  Unit volume in the Americas segment was down 7.4 percent, driven by a decrease of 9.3 percent in North America. This was more than offset by strong unit volume performance in the International segment, which was up 31.4 percent.

First quarter 2017 operating profit was $49 million compared with $91 million for the same period last year. Operating profit decreased as a result of $42 million in unfavorable raw material costs, net of price and mix, $10 million of higher manufacturing costs, $5 million lower unit volume, $3 million of higher other costs, including certain tornado damage expenses, $2 million of negative foreign currency impact and $2 million of unfavorable SG&A. These higher costs were partially offset by the $22 million reversal of preliminary TBR tariffs which were incurred in 2016. Ongoing tariff costs are included in raw material costs in the quarter when incurred.

First quarter SG&A expense was $61 million, which compares with $59 million in the first quarter of 2016. SG&A expense for the quarter increased to 9.5 percent of net sales, from 9.1 percent of net sales in the first quarter of 2016. The increase in SG&A was primarily the result of higher professional fees, the write-off of certain assets related to the company’s global ERP system implementation, and higher mark-to-market costs of stock-based liabilities, which were partially offset by decreased incentive compensation.

Higher manufacturing costs were driven by increases in the Americas segment primarily related to lower production volumes due to the decline in unit volumes year over year.

The effective tax rate for the first quarter was 30.7 percent, compared with 32.3 percent a year ago. The decrease was primarily due to the implementation of Accounting Standards Update 2016-09 under which excess tax benefits from share-based payments are recognized as a reduction in income tax expense in the period when the share-based payments occur. The effective tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.

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Cooper Tire Q1 2017—3

At quarter end, Cooper had $365 million in cash and cash equivalents, compared with $434 million at the end of the same period last year. Capital expenditures in the first quarter were $45 million compared with $36 million in the same period last year.

Cooper generated a 16.6 percent return on invested capital for the trailing four quarters.

In February 2017, the company announced an increased and extended $300 million share repurchase program through December 2019. During the first quarter, 472,967 shares were repurchased for $17.8 million at an average price of $37.63 per share. Since share repurchases began in August 2014, the company has repurchased a total of 12.7 million shares at an average price of $34.21 per share.

Americas Tire Operations:

Americas Tire Operations	Q1 2017 ($M)	Q1 2016 ($M)	Change
Net Sales	$531	$579	(8.3)%
Operating Profit	$63	$106	(40.4)%
Operating Margin	11.9%	18.3%	(6.4) ppts.

First quarter net sales in the Americas segment declined 8.3 percent as a result of $43 million due to lower unit volume, $4 million of negative foreign currency impact and $1 million due to unfavorable price and mix. Segment unit volume decreased 7.4 percent from a year ago, with a double-digit increase in unit volume in Latin America that was more than offset by decreased unit volume in North America. Cooper’s total light vehicle tire shipments in the U.S. decreased 11.3 percent due to the competitive pricing and promotions environment in which companies adjusted their prices to address rising raw material costs, as well as weaker industry sell-out volumes.

The Rubber Manufacturers Association (RMA) reported that its member shipments of light vehicles in the U.S. were up 1.4 percent. Total industry shipments (including an estimate for non-RMA members) increased 1.1 percent for the period. Cooper’s TBR tire shipments for the U.S. were up 32.4 percent during the first quarter, significantly outperforming both the industry and the RMA.

To manage inventory based on lower unit volume in the U.S., the company curtailed production levels, which more than offset improved manufacturing cost efficiencies achieved during the period and resulted in $12 million of unfavorable manufacturing costs in the first quarter.

First quarter operating profit was $63 million, or 11.9 percent of net sales, compared with $106 million, or 18.3 percent of net sales, a year ago. Operating profit was impacted by $37 million of unfavorable raw material costs, net of price and mix, $12 million of unfavorable manufacturing costs, $11 million of lower unit volume, $6 million of other expense, including the impact of certain tornado damage expenses, and $1 million of negative foreign currency impact, partially offset by $22 million in tariff reversal and $2 million of favorable SG&A costs.

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Cooper Tire Q1 2017—4

International Tire Operations:

International Tire Operations	Q1 2017 ($M)	Q1 2016 ($M)	Change
Net Sales	$142	$103	37.5%
Operating Profit (Loss)	$2	$(2)	-
Operating Margin	1.2%	(1.7)%	2.9 ppts.

First quarter net sales in the International segment increased 37.5 percent as a result of $28 million of higher unit volume and $16 million of favorable price and mix, which were partially offset by $5 million of negative foreign currency impact. Segment unit volume was up 31.4 percent, with increased unit volume in both Asia and Europe.

First quarter operating profit was $2 million compared with an operating loss of $2 million in the first quarter of 2016. The improvement was driven by $5 million of higher unit volume, $3 million of favorable manufacturing costs, and $1 million of other favorable other costs, which were partially offset by $3 million of unfavorable raw material costs, net of price and mix, as well as $1 million of unfavorable SG&A expense and $1 million of negative foreign currency impact.

Outlook

The first quarter raw material index increased 26.5 percent from the first quarter of 2016, which was in line with the company’s expectations. Cooper’s internal raw material index increased from 147.0 in the fourth quarter to 166.3 in the first quarter. Raw material costs are volatile and difficult to project, but the company’s latest forecast anticipates raw material costs to be up modestly in the second quarter of 2017, and then will stabilize throughout the balance of the year.

Management expectations for the full year 2017 include:

•	Unit volume growth in all segments except North America. Unit volume in the U.S. is expected to improve relative to the industry for the second quarter and be in line with the industry in the second half of the year.
•	Full year 2017 consolidated operating margin is expected to be at the high end of the company’s previously announced mid-term target of 8 to 10 percent. This is based on operating margin around the low end of the range in the first half of the year, but exceeding 10 percent in the second half of the year.
•	The International segment is expected to continue to improve profitability relative to 2016, inclusive of the recently acquired majority interest in Qingdao Ge Rui Da Rubber Company (GRT).
•	The effective tax rate for full year 2017 is expected to be in a range of 30 percent to 33 percent.
•	Capital expenditures are expected to range from $220 million to $250 million for the year.

First Quarter 2017 Conference Call Today at 11 a.m. Eastern

Management will discuss the financial and operating results for the first quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 11 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at http://services.choruscall.com/links/ctb170428.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.

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Cooper Tire Q1 2017—5

Forward Looking Statements

This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;
•	changes to tariffs or the imposition of new tariffs or trade restrictions, including changes related to tariffs on tires imported into the U.S. from China, as well as tariffs imposed on raw materials which the company uses;
•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cyber security, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental, healthcare and tax matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;
•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	failure to implement information technologies or related systems, including failure by the company to successfully implement an ERP system;
•	the risks associated with doing business outside of the U.S.;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

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Cooper Tire Q1 2017—6

•	failure to attract or retain key personnel;
•	consolidation among the company’s competitors or customers;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	risks relating to acquisitions including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with its joint-venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of Cooper-branded products;
•	the ability to find alternative sources for products supplied by PCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ net income before interest, after tax, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:	Media Contact:
Jerry Bialek	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$643,025	$649,775
Cost of products sold	533,107	499,346
Gross profit	109,918	150,429
Selling, general and administrative expense	61,248	59,325
Operating profit	48,670	91,104
Interest expense	(7,827)	(6,636)
Interest income	1,802	940
Other non-operating (expense) income	(235)	1,462
Income before income taxes	42,410	86,870
Provision for income taxes	13,029	28,098
Net income	29,381	58,772
Net loss attributable to noncontrolling shareholders' interests	(1,180)	(233)
Net income attributable to Cooper Tire & Rubber Company	$30,561	$59,005
Basic earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.58	$1.06
Diluted earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.57	$1.05

Weighted average shares outstanding (000s):
Basic	52,835	55,535
Diluted	53,422	56,132

Segment information:
Net Sales
Americas Tire	$531,360	$579,338
International Tire	141,964	103,226
Eliminations	(30,299)	(32,789)

Operating profit (loss):
Americas Tire	$63,193	$106,052
International Tire	1,653	(1,772)
Unallocated corporate charges	(15,824)	(13,019)
Eliminations	(352)	(157)

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)

	March 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$365,046	$433,996
Notes receivable	14,593	5,620
Accounts receivable	428,069	418,923
Inventories	565,820	474,681
Other current assets	30,868	33,347
Total current assets	1,404,396	1,366,567

Property, plant and equipment, net	876,799	799,089
Goodwill	53,154	18,851
Intangibles	139,739	132,782
Restricted cash	1,068	820
Deferred income tax assets	130,842	133,877
Other assets	6,778	16,487
Total assets	$2,612,776	$2,468,473

Liabilities and Equity
Current liabilities:
Notes payable	$14,581	$7,737
Accounts payable	272,475	202,217
Accrued liabilities	187,141	192,176
Income taxes payable	17,342	29,427
Current portion of long-term debt	1,370	600
Total current liabilities	492,909	432,157

Long-term debt	296,516	295,837
Postretirement benefits other than pensions	247,305	249,917
Pension benefits	283,620	298,505
Other long-term liabilities	135,396	135,578
Deferred income tax liabilities	967	2,159
Total parent stockholders' equity	1,100,150	1,016,388
Noncontrolling shareholders' interests in consolidated subsidiaries	55,913	37,932
Total liabilities and equity	$2,612,776	$2,468,473

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Three Months Ended
	March 31,
	2017	2016
Operating activities:
Net income	$29,381	$58,772
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	34,749	31,792
Stock-based compensation	1,283	4,752
Change in LIFO reserve	14,438	(29,899)
Amortization of unrecognized postretirement benefits	10,450	10,791
Changes in operating assets and liabilities of continuing operations:
Accounts and notes receivable	(22,047)	(44,148)
Inventories	(104,851)	(32,536)
Other current assets	(2,069)	(274)
Accounts payable	(6,342)	(8,369)
Accrued liabilities	8,807	(9,635)
Other items	(17,730)	22,465
Net cash (used in) provided by operating activities	(53,931)	3,711
Investing activities:
Additions to property, plant and equipment and capitalized software	(44,602)	(36,166)
Proceeds from the sale of assets	11	20
Net cash used in investing activities	(44,591)	(36,146)
Financing activities:
Net (payments on) issuances of short-term debt	(16,608)	(7,586)
Repayments of long-term debt	(792)	(600)
Repurchase of common stock	(17,799)	(24,826)
Payments of employee taxes withheld from shared-based awards	(6,429)	(2,070)
Payment of dividends	(5,543)	(5,817)
Issuance of common shares related to stock-based compensation	3,596	3,330
Excess tax benefits on options	—	139
Net cash used in financing activities	(43,575)	(37,430)
Effects of exchange rate changes on cash of continuing operations	2,720	(1,296)
Changes in cash and cash equivalents	(139,377)	(71,161)
Cash and cash equivalents at beginning of year	504,423	505,157
Cash and cash equivalents at end of year	$365,046	$433,996

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollar amounts in thousands except per share amounts)

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended March 31, 2017			Trailing Four Quarters Ended March 31, 2017
Calculation of ROIC			Calculation of Effective Tax Rate
Operating profit		$341,952	Provision for income taxes (c)	$100,730
Effective tax rate	31.2%		Income before income taxes (d)	322,633
Income tax expense on operating profit	106,762		Effective income tax rate (c)/(d)	31.2%
Operating profit after taxes (a)		235,190
Total invested capital (b)		$1,414,808
ROIC, including noncontrolling equity (a)/(b)		16.6%

Calculation of Invested Capital (five quarter average)	Equity	Long-term debt	Current portion of long-term debt	Notes payable	Total invested capital
March 31, 2017	$1,156,063	$296,516	$1,370	$14,581	$1,468,530
December 31, 2016	1,130,236	297,094	2,421	26,286	1,456,037
September 30, 2016	1,096,740	295,874	600	12,222	1,405,436
June 30, 2016	1,085,373	295,853	600	3,716	1,385,542
March 31, 2016	1,054,320	295,837	600	7,737	1,358,494
Five quarter average	$1,104,546	$296,235	$1,118	$12,908	$1,414,808

Calculation of Trailing Four Quarter Income and Expense Inputs

Quarter-ended:	Operating profit	Provision for income taxes	Income before income taxes
March 31, 2017	$48,670	$13,029	$42,410
December 31, 2016	105,138	29,290	99,982
September 30, 2016	78,228	23,757	74,236
June 30, 2016	109,916	34,654	106,005
Trailing four quarter average	$341,952	$100,730	$322,633